Exhibit 10.1
ARCHROCK, INC.
AWARD NOTICE AND AGREEMENT
PERFORMANCE UNITS
Archrock, Inc. (the “Company”), has granted to you (the “Participant”) a Performance Award (your “Award”) under the Archrock, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”). Each Performance Unit (as defined below) is granted in tandem with a corresponding Dividend Equivalent, which shall entitle you to payments in accordance with Section 2 below. All capitalized terms not explicitly defined in this Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The main terms of your Award are as follows:

1.Award. You have been granted a number of performance units, the payout of which is based on the attainment of certain performance objectives (the “Performance Units”), as described herein. Each Performance Unit is granted in tandem with a corresponding Dividend Equivalent. The Award is stated at target; however, the actual number of Performance Units that becomes earned and payable hereunder may be greater or less than the target number.

2.Dividend Equivalents. Each Performance Unit granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Performance Unit to which it corresponds (the “Dividend Equivalent Period”). Each Dividend Equivalent shall entitle you to receive payments, subject to and in accordance with this Award Notice, in an amount equal to each dividend (including any extraordinary or other non-recurring dividend), in each case, that (a) is made by the Company in respect of the share of Common Stock underlying the Earned Unit (as defined below) to which such Dividend Equivalent relates, and (b) has an applicable Dividend Date (as defined below) occurring during the Dividend Equivalent Period. Such amounts (if any) shall be payable no later than thirty (30) days following the date on which such dividends are paid generally to the Company’s stockholders; provided, that no such payments shall be made prior to the date on which the Earned Unit becomes an Earned Unit, and any Dividend Equivalent payments that would have been made prior to the date on which the Earned Unit becomes an Earned Unit shall be paid in a single lump sum no later than sixty (60) days following the date on which the Earned Unit becomes an Earned Unit. Notwithstanding the foregoing, upon the payment of an Earned Unit or forfeiture of a Performance Unit, the Dividend Equivalent granted in tandem with such paid Earned Unit or forfeited Performance Unit, as applicable, and the Dividend Equivalent Period shall terminate with respect to such Earned Unit or Performance Unit, as applicable. For the avoidance of doubt, a Dividend Equivalent will only entitle you to payments relating to dividends with an applicable Dividend Date occurring between the Grant Date and the date on which you receive payment in respect of the Earned Unit to which it corresponds in accordance with Section 7 below (or, if earlier, the date on which you forfeit the Performance Unit to which it corresponds), and you shall not be entitled to any Dividend Equivalent payment with respect to any Performance Unit that does not become an Earned Unit. The Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the Performance Units and the rights arising in connection therewith for purposes of Section 409A (as defined below) (including for purposes of the designation of the time and form of payments required by Section 409A). For purposes of this Notice, “Dividend Date” shall mean, with respect to any dividend made in respect of the Common Stock of the Company, the date preceding the ex-dividend date applicable to such dividend.

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3.Grant Date. The Grant Date of this Award is the date of approval by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

4.Vesting. Subject to Section 5 below, your Award will become payable (as provided in Section 7 below) at [__]% to [___]% of the Performance Units based on the achievement of the applicable pre-determined Performance Measures over the applicable performance period (the “Performance Period”) and the satisfaction of the time-based vesting requirements described below. The target Performance Units equals the number of Performance Units [(or the cash equivalent thereof)] that would be earned and paid if the Performance Measures are met at the target level over the Performance Period.

This Award is further subject to a time-based vesting schedule, as follows: [___] (each such date, a “Vest Date”); however, except as set forth in Sections 5 and 6 below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

Exhibit A hereto provides (a) the Performance Period for your Award, (b) an explanation of the Performance Measures and (c) the percentage of the Award that will be earned, if any, based on the achievement of the Performance Measures (subject to the time-based vesting requirements set forth in this Notice).

5.Termination of Service.

(a)    Subject to Sections 5(b) and 6 below, if your status as an Employee with the Company or an Affiliate terminates for any reason, other than due to your death or Disability or as provided in Section 6 below, the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) and the Dividend Equivalents corresponding with such unvested portion of your Award will be automatically cancelled and forfeited on the date of such termination unless the Committee directs otherwise.

(b)    If your status as an Employee of the Company or an Affiliate terminates as a result of your death or Disability, then your Award will immediately vest and be payable as of such date based upon the Achievement Percentage (defined below) or, if the Achievement Percentage has not yet been determined, based upon the target performance level. Any such date on which such accelerated vesting occurs pursuant to this Section 5(b) is referred to in this Award Notice as an “Accelerated Vest Date”.

6.Corporate Change. In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.

(a)Determination of Achievement Percentage. If a Corporate Change is consummated prior to the end of the Performance Period and you are employed by the Company or an Affiliate as of such consummation date, then (i) the Committee, in its discretion, shall determine in good faith the Achievement Percentage based on performance during the portion of the Performance Period commencing on the first day of the Performance Period and ending on the date the Corporate Change is consummated or (ii) if the Committee determines, in its discretion, that no such determination can reasonably be made, then the Achievement Percentage shall be deemed to be 100% (and your Earned Units (as defined below) will be determined based upon such Achievement Percentage).

(b)Termination of Service Following a Corporate Change. If your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Corporate Change is consummated (i) by the Company or such Affiliate without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of the date of your Termination of Service as an Employee will immediately vest in full as of the date of your Termination of Service as an Employee (the “Corporate Change Vest Date”). If your status as an Employee is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is

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consummated, then the unvested portion of your Award and the Dividend Equivalents corresponding with such unvested portion of your Award will be automatically forfeited on the date of your Termination of Service as an Employee.
For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)	A reduction of 10% or more of your base salary;

(ii)	Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(iii)	The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter. If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded. If the Company or an Affiliate (as applicable) fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

7.Determination of Earned Units, Settlement and Payment. As soon as administratively practicable following the conclusion of the Performance Period (or, if earlier, the date on which a Corporate Change is consummated), the Committee shall certify in writing the level of performance achieved with respect to the Performance Measures (the “Achievement Percentage”). The actual number of Performance Units payable under your Award shall be equal to the product of the target number of Performance Units multiplied by the Achievement Percentage or, in the event of your termination due to your death or Disability during the Performance Period or a Corporate Change during the Performance Period in connection with which the Committee determines, in its discretion, it cannot reasonably determine the Achievement Percentage, 100% of the Performance Units (in any case, such number of Performance Units payable under your Award, the “Earned Units”).

As soon as administratively practicable after your Earned Units vest, but in no event later than the sixtieth (60th) day following the applicable Vest Date, Accelerated Vest Date, or Corporate Change Vest Date of such Earned Units, you will receive payment in respect of such vested Earned Units in the form of [an equivalent number of shares of Common Stock of the Company] [cash equal to the Fair Market Value of an equivalent number of shares of Common Stock of the Company] as of the applicable Vest Date, Accelerated Vest Date, or Corporate Change Vest Date of such vested Earned Units. Payments in respect of any corresponding Dividend Equivalents shall be paid in the form of cash.

Except as provided below, this Award and the Dividend Equivalents are intended to be exempt under Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent. If, for any reason, the Company determines that this Award and/or the Dividend Equivalents are subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Award Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate to provide for either the Performance Units and/or Dividend Equivalents to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

8.Stockholder Rights. The Performance Units represent an unfunded, unsecured and contingent right to receive payment. Except as otherwise provided in Section 2 above, you have no rights as a stockholder with respect to any Performance Units [unless and until you receive shares of Common

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Stock of the Company in respect of your vested Earned Units]. The grant of the Performance Units under your Award shall be implemented by a credit to a bookkeeping account maintained by the Company.

9.Non-Transferability. You cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of your Award or the Dividend Equivalents except as otherwise set forth in Paragraph XV(i) of the Plan.

10.No Right to Continued Service. Nothing in this Award Notice guarantees your continued service as an Employee or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee or other service provider at any time.

11.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

12.Withholding. Your Award is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any applicable FICA, employment tax or other social security contribution obligations), and the Company and its Affiliates may, in their sole discretion, withhold an amount of cash otherwise payable to you under this Award and/or with respect to the Dividend Equivalents in order to satisfy any such withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

13.Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 17. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Sections XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

14.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

15.Modifications. The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

16.Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Archrock” in this Section 16) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Archrock has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 16, the terms of which you accept and agree to by accepting the Award.

a.In order to assist you with your employment-related duties, Archrock has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential

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competitors and third parties or is proprietary information of Archrock (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Archrock’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Archrock. You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Archrock’s written consent, any Confidential Information of Archrock, except as required by your job-related duties to Archrock. Notwithstanding the foregoing or anything herein to the contrary, you understand that (a) nothing contained herein will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (b) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (c) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.You agree that whenever your service as an Employee of Archrock ends for any reason, (i) you shall return to Archrock all documents containing or referring to Archrock’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Archrock computer and computer-related equipment and software, and all Archrock property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Archrock’s business coming into your possession and/or control during your employment, with no request being required.
c.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Archrock in any capacity with the purpose or intent of attracting that person from the employ of Archrock, or (ii) divert or attempt to divert from Archrock any business relating to the provision of natural gas compression equipment and related services, oil and natural gas production and processing equipment and related services or water treatment equipment and related services without, in each case, the prior written consent of Archrock.
d.You agree that (i) the terms of this Section 16 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 16 are ancillary or a part of; (ii) the consideration provided by Archrock under this Section 16 is not illusory; (iii) the restrictions of this Section 16 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Archrock; and (iv) the consideration given by Archrock under this

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Section 16, including without limitation, the provision by Archrock of Confidential Information to you, gives rise to Archrock’s interests in the covenants set forth in this Section 16.
e.You and Archrock agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 16 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Archrock, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Archrock.
f.In the event that Archrock determines that you have breached or attempted or threatened to breach any term of this Section 16, in addition to any other remedies at law or in equity Archrock may have available to it, it is agreed that Archrock shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 16 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 16.
g.You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Archrock.
h.You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Archrock.
i.Notwithstanding any other provision of this Award, the provisions of this Section 16 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 16 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
18.    Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.8055 or at mystock@archrock.com. You may also contact UBS at 713.654.4713.
19.    Participant Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.” To reject the Award, select “Reject.” Please note that if you reject the Award or do not accept the Award within 60 days of the Grant Date, the Award will be forfeited.

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